Exhibit 10.30
April 19, 2021
Michael Wu
[***]
[***]

Dear Michael,

Congratulations! I am thrilled to present you with this formal invitation to join L Brands as Chief Legal Officer.
Onto the specifics: behind this letter you’ll find an overview of the compensation and benefits of the offer.
Position:          Chief Legal Officer – L Brands
Annual Base Salary:     $675,000

Based on your hire date, you will receive your first annual review in March/April 2022, and each March/April thereafter, with annual adjustments based on:
(1)Your performance
(2)Company Performance & Market Conditions
Start Date:          To Be Determined
Location:     It is understood that the Chief Legal Officer at L Brands is based in Columbus, OH. As such, it is understood and agreed that you will be on site in our offices during business hours and as needed for activities that may develop outside of normal business hours (subject to any restrictions imposed in relation to COVID-19). Exceptions to this must be approved by Human Resources and Andrew Meslow.
    It is understood and agreed that your relocation will be completed no later than June 2022 (subject to any restrictions imposed in relation to COVID-19). The specific relocation benefits provided to you will be consistent with the relocation policy at the time of initiation. The Company will cover the costs of any business trips to the Columbus area prior to your relocation.

Incentive Compensation: You will be eligible to participate in the Company’s Incentive Compensation (cash bonus) program, beginning with the Spring 2021 season. Your initial annual target level is 80% of your annual base salary.
    Except for the first season’s IC payment as described below, participation in the Company’s Incentive Compensation (IC) program does not guarantee or give rise to a legitimate expectation of any entitlement to a payout. All payments under the program are determined by the Board of Directors of the Company’s parent and are based on Bath & Body Works profit results and can vary from zero (0) to a maximum of double your target level. In calculating your annual IC payout, the year is divided into two seasons with 40% of your annual IC, if any, paid for the spring season and 60% of your annual IC, if any, paid for the fall season. For the Spring 2021 season, your IC payout was guaranteed at a minimum of par ($216,000); in the event Company performance exceeds target, you will be eligible for a payout up to two times of target ($432,000).

Equity Awards:
Pursuant to the terms of the L Brands Stock Option and Incentive Plan, as amended from time to time (the “Plan”), upon your hire the Company will recommend to the Human Capital and Compensation Committee of the Board of Directors of the Company’s parent that you be granted $750,000 in a restricted stock grant. Shares will vest 30% on the first anniversary of the award grant date, 30% on the second anniversary of the award grant date, and 40% on the third anniversary of the award grant date and will convert to L Brands common stock upon vesting.

All future grants will be made commensurate with your position and performance. Your entitlement to receive any future stock award is conditional upon the terms of the Plan and your continuing employment with the Company.

Sign-on Bonus:
A cash sign-on bonus totaling $250,000 will be paid within two weeks of your start date and is subject to the terms and conditions contained in the enclosed Sign-On Bonus Agreement entered between you and the company.

Relocation:
This offer is contingent upon your future relocation to Columbus, OH which should be completed no later June 2022 (subject to any restrictions imposed in relation to COVID19). Your relocation will be executed under the provisions of the Company’s relocation policy.

In addition, you have received and understand the Relocation Policy and agree that if you voluntarily resign or you are terminated for misconduct prior to the first anniversary of your initiation date into the relocation program, you will reimburse the Company for all costs related to your relocation and if said resignation or termination occurs after the first anniversary of your initiation into the relocation program but prior to the second anniversary, you will reimburse the Company an amount equal to one-half of all costs related to your relocation. Relocation costs include, but are not limited to, actual costs as well as any relocation bonuses. Per our mutual agreement, the Company will cover the cost of four (4) round-trip visits to Columbus for you and your family prior to your relocation to the area.

Benefits:
We offer a comprehensive benefits program that is very competitive within the retail industry. During the interview process, you were provided a copy of the Benefits Overview. The Benefits Overview highlights the health, welfare and lifestyle benefits you will receive as a Chief Legal Officer at the Company. For more information on our US Health Benefits and Executive Benefits.

Severance:
In the event of a termination of employment by LB, or Bath and Body Works, other than for “cause”, other than during the 24-month period following a “change in control” (as defined in the L Brands stock plan*), subject to the execution and nonrevocation of a general waiver and release of claims, you will be entitled to receive:
(i)continued payment of your base salary for 24 months following the termination date,
(ii)the actual incentive compensation you would have received if you had remained an employee of LB for one year following the termination date and
(iii)for a period of up to 24 months following the termination of employment (or earlier if you become subsequently employed), LB will provide you and your beneficiaries medical and dental benefits substantially similar in the aggregate to those provided prior to the date of termination.

In addition, if such termination of employment occurs within the 24-month period following a “change in control”, subject to the execution and nonrevocation of a general waiver and release of claims, you will be entitled to receive:
(i)an amount equal to two times your base salary,

(ii)an amount equal to the sum of the last four bonus payments under LB’s incentive compensation program plus a prorated amount for the season in which your employment is terminated (based on the average of such four prior bonus payments)
(iii)for a period of 24 months following the termination of employment (or earlier if you become subsequently employed), you and your beneficiaries will be entitled to receive medical and dental benefits substantially similar in the aggregate to those provided prior to the date of termination.
*Lbrands stock plan can be found here.
This offer is based on your representation that you are under no legal impediment to accepting our offer and performing the anticipated services. This offer is contingent upon a mutually agreed upon start date, successful completion of background checking and completion of references. It is understood that you agree to an acceptance date of this offer by Monday, April 19, 2021. This offer is also subject to your agreeing to enter into the attached Confidentiality, Non-Competition and Intellectual Property Agreement.
This letter does not constitute an employment contract with you. As set forth in The Guide, our associate handbook, your employment will be at-will.
The Company reserves the right to amend, vary or withdraw any compensation, benefit, bonus, equity award or other such programs at any time, in the sole discretion of the Company. All compensation, benefit, bonus, equity award and other such programs are governed by and subject to the official plan documents, award agreements and Board of Directors of the Company’s parent.
Upon acceptance of this offer, please sign this letter along with the agreements outlined on the checklist and return them via DocuSign.
We want reviewing your offer to be hassle-free, so we are here to answer any questions you may have. Please contact Deon Riley at [***] and she can help clarify any part of your offer. Also, once you accept, we will support you with a comprehensive new hire orientation program, including even more specific details about benefits.
We look forward to having you on the team!
Sincerely,                          I accept this offer as of the date above.

        /s/ Andrew Meslow                /s/ Michael Wu
Andrew Meslow                     Michael Wu
Chief Executive Officer
L Brands and Bath & Body Works